Exhibit 99.1

Bio-Path Holdings Announces 1-for-10 Reverse Stock Split

Shares of Common Stock Will Begin Trading on a Split-Adjusted Basis on February 9, 2018

HOUSTON – February 9, 2018 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, announces a 1-for-10 reverse stock split of its issued and outstanding common stock, which was previously approved by the Company’s Board of Directors and stockholders. The reverse stock split became effective at 5:00 pm Eastern Time on February 8, 2018, and the Company’s shares of common stock will begin trading on a split-adjusted basis on the Nasdaq Capital Market at the commencement of trading on February 9, 2018 under the Company’s existing symbol “BPTH.” The Company’s common stock has been assigned a new CUSIP number of 09057N 201 in connection with the reverse stock split.

The reverse stock split is intended to increase the per share trading price of the Company’s shares of common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. As a result of the reverse stock split, every 10 shares of common stock issued and outstanding were consolidated into one issued and outstanding share. The reverse stock split reduced the Company’s issued and outstanding shares of common stock from approximately 113.4 million to approximately 11.3 million. In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding stock options and warrants and to the number of shares issued and issuable under the Company’s existing stock incentive plans.

The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as its exchange agent for the reverse split. AST will provide stockholders of record a letter of transmittal providing instructions for the delivery of their current certificates. AST will be issuing all of the post-split shares through their paperless Direct Registration System, also known as “book-entry form.” AST will hold the shares in an account set up for the stockholder. Stockholders who wish to hold paper certificates may obtain such certificates upon request to AST. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive one whole share in lieu of the issuance of any such fractional share.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company’s website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the offering, including those relating to the size thereof, the expected net proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in Bio-Path’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369